Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Nubia Brand International Corp. on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated January 18, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Nubia Brand International Corp. as of December 31, 2021 and for the period from June 14, 2021 (inception) through December 31, 2021 appearing in the Registration Statement on Form S-1, File No. 333-261114 of Nubia Brand International Corp.

/s/ Marcum LLP

Hartford, CT

March 10, 2022